MINUTES OF THE FIRST MEETING OF THE BOARD OF DIRECTORS

                                       OF

                             Sphinx Industries, Inc.
                              A Nevada Corporation


DATE OF MEETING: March 20, 1997
PLACE OF MEETING: Las Vegas, Nevada
TIME OF MEETING: 9:00 a.m.



         The first meeting of the Board of Directors was called to order. A roll of the directors was taken, a quorum of directors of the corporation were present. It was moved, seconded and carried that Richard Fritzler be temporary chairman and Richard Fritzler be temporary secretary of the meeting.
         The secretary read a waiver of notice of the meeting, signed by the directors. The chairman presented the articles of incorporation, upon motion duly made, seconded and carried the Articles of Incorporation were accepted and approved.
         Upon motions duly made, seconded and carried.
         Richard Fritzler was appointed chairman of the board of directors. Richard Fritzler was appointed president of the corporation.
         Richard Fritzler was appointed secretary of the corporation.
         Richard Fritzler was appointed treasurer of the corporation.
         Upon motion duly made seconded and carried it was resolved that:

      a) The treasurer is authorized to pay all fees and expenses required to form the corporation.
      b) The by-laws were adopted and approved.
      c) The treasurer is authorized to open a bank account in the corporate name, Richard Fritzler to be the authorized signer(s) to write checks or withdraw funds from said account.
      d) The fiscal year ends on the last day of December of each year.
      e) James Ealy, Melvin Davis, Brenda Finley, and William Gideon were paid $1,000 each to date for their work and effort on behalf of the corporation.


There being no further business to come before the meeting, upon motion duly made, seconded and carried, the meeting was adjourned.


Dated as of March 20, 1997.

                           original signature on file
                           --------------------------
                           Richard Fritzler, Director